Exhibit 10.1

EXECUTIVE RETIREMENT AGREEMENT

This EXECUTIVE RETIREMENT AGREEMENT (this “Agreement”) is entered into by CYS Investments, Inc., a Maryland corporation (the “Company”), and Frances R. Spark, an individual (the “Executive”), on February 10, 2016, to be effective on the Effective Date (as defined below), in order to recite the agreed terms relative to Executive’s decision to voluntarily retire from her employment with the Company. Each of the Company and the Executive is referred to herein as a “Party” and they collectively are referred to herein as the “Parties”.

WHEREAS, the Executive currently serves as the Chief Financial Officer and Treasurer of the Company and has indicated her desire to voluntarily retire from her employment with the Company; and

WHEREAS, in order to permit an orderly retirement and transfer of duties to her successor, the Company and the Executive desire to establish the terms and conditions of the Executive’s retirement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Retirement.

(a) The Executive hereby agrees that she will (i) continue to serve as the Chief Financial Officer and Treasurer of the Company pursuant to her Employment Agreement, dated as of September 1, 2011 (the “Employment Agreement”), from the date hereof until the close of business on May 31, 2016, (ii) voluntarily resign as Chief Financial Officer and Treasurer of the Company and any other offices she holds with the Company and its subsidiaries on June 1, 2016 (the “Resignation Date”), (iii) continue her employment with the Company from June 1, 2016 until February 28, 2017, and (iv) retire from all active employment with the Company at the close of business on February 28, 2017 (the “Retirement Date”). The period from the Resignation Date through and including the Retirement Date is hereby referred to as the “Transition Period”.

(b) During the Transition Period, the Executive’s duties, responsibilities and performance expectations shall be set by, and report to, the Company’s Chief Executive Officer, and her employment shall be conditioned on her compliance with all rules, policies, guidelines, and other standards of conduct applicable to employees of the Company, including without limitation the Company’s Employee Handbook, Insider Trading Policy, Regulation FD and Disclosure Policies, Disclosure Controls and Procedures Policy, Related Persons Transaction Policy, and Code of Business Conduct and Ethics.

2. Termination of Employment Agreement. Executive and the Company hereby agree to terminate the Employment Agreement with such termination effective as of the Resignation Date.

3. Compensation.

(a) From the date hereof until the close of business on the Retirement Date, the Company will pay the Executive, and the Executive agrees to accept from the Company, in payment for her services to the Company, the following amounts:

(i) a base salary equal to a per annum amount of $500,000 (the “Base Salary”), payable in equal monthly installments in accordance with the Company’s payroll practices; and

(ii) the Executive will be eligible to receive a discretionary incentive compensation bonus (the “2016 Bonus”) pursuant to the Company’s 2016 Incentive Compensation Plan (the “2016 Plan”) of up to 150% of her Base Salary, subject to the approval of the Compensation Committee with such 2016 Bonus paid in accordance with the terms of the 2016 Plan; provided, however, that any such 2016 Bonus shall be payable all in cash.

(b) The Executive acknowledges and agrees that (i) for the period from January 1, 2017 until the Retirement Date, the Executive will not be eligible to receive an incentive compensation bonus under any incentive compensation plans of the Company or other equity awards, and (ii) following the Retirement Date, she will not be entitled to any compensation, bonuses, or other such sums from the Company.

(c) The Executive expressly acknowledges and agrees that the Company’s agreement to permit her to remain employed after the Resignation Date and, in turn, allow her the opportunity to receive the Base Salary, an opportunity to earn the 2016 Bonus, employee benefits and continued vesting of her restricted stock awards during the Transition Period constitutes sufficient and valuable consideration for the release of claims and other promises and agreements she is providing and agreeing to provide under this Agreement.

4. Fringe Benefits. From the date hereof until the close of business on the Retirement Date, the Executive shall be entitled to (a) participate in any benefit plans relating to life insurance, medical coverage or other employee benefits available to other senior executive employees of the Company, subject to any restrictions (including waiting periods) specified in such plans, and (b) such number of weeks of paid vacation on a prorated basis consistent with the number of weeks of paid vacation to which she was entitled during the fiscal year ended December 31, 2015. The Executive understands and acknowledges that the Company will not provide any of these or any other benefits (except as required by applicable law) to the Executive after the Retirement Date.

5. Restricted Stock Awards. In exchange for the release of claims and other promises provided by Executive in this Agreement, the Company has agreed that any shares of restricted common stock granted pursuant to restricted stock award agreements (the “Award Agreements”) by and between the Company and the Executive will continue to vest and become nonforfeitable pursuant to the terms of the applicable Award Agreements so long as the Executive is employed by the Company. The Executive expressly acknowledges that the opportunity to have such shares of restricted common stock vest constitutes sufficient and valuable consideration for the release of claims and other promises and agreements the Executive is providing under this Agreement.

6. Release and Waiver. In consideration of the Company’s agreement to continue to provide the Executive with certain benefits through the Retirement Date, including the vesting of the restricted common stock under the Award Agreements pursuant to Section 5, and the other consideration provided in this Agreement, the sufficiency of which is hereby acknowledged, the Executive, for herself, her agents, personal representatives, heirs and assigns, hereby unconditionally releases and forever discharges the Company and any and all of its subsidiaries, as well as their respective current and former officers, directors, partners, owners, employees, agents, representatives, financial advisors, predecessors and successors, whether in their individual or representative capacities (collectively, the “Released Parties”), from any and all liability of every kind and nature whatsoever that Executive or anyone on her behalf or for her benefit has or might claim to have against the Released Parties for any and all injuries, harm, damages (actual and punitive), penalties, costs, losses, expenses, attorneys’ fees, and liabilities or other detriment, if any, whatsoever and whenever incurred or suffered by Executive arising out of, relating to, or in connection with any transaction or occurrence which transpired on or before the date Executive executes this Agreement, including claims related to the Executive’s employment with the Company; provided, however, that this release shall not relate to any claims, demands, suits, actions or causes of actions for breach or enforcement of this Agreement. This release specifically includes, but is not limited to, a knowing and voluntary waiver and release of all claims under the Age Discrimination in Employment Act, as amended (“ADEA”), and the Employment Agreement, including the termination of the Employment Agreement. The Executive acknowledges and represents to the Company that neither she, nor any counsel representing the Executive, has filed any charges, complaints, actions, or lawsuits, or commenced any proceedings against the Company or its affiliates, in any court or before any governmental agency. Notwithstanding anything herein to the contrary, this release shall not impact or release any rights that the Executive may have under the bylaws of the Company, indemnification agreements, applicable insurance policies of the Company (including but not limited to the Company’s existing director and officer liability insurance policy) and/or under applicable law to indemnification with respect to liabilities, costs, losses and claims arising from or related to the Executive’s service as an officer, director or employee of the Company, any parent, subsidiary or affiliate of the Company, or any of the Released Parties or any rights Executive has under the terms of any Company employee benefit plans (as defined in Section 3(3) of Employee Income Security Act of 1974, as amended).

7. Acknowledgment of Waiver of Claims under ADEA. The Executive understands and acknowledges that she is waiving and releasing any rights she may have under the ADEA, and that this waiver and release is knowing and voluntary. The Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date she signs this Agreement. The Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which the Executive was already entitled. The Executive further understands and acknowledges that she has been advised by this writing that: (a) she should consult with an attorney prior to executing this Agreement; (b) she has twenty-one (21) days within which to consider this Agreement; (c) she has seven (7) days following her execution of this Agreement to revoke this Agreement (the “Revocation Period”) by delivering written notification during the Revocation Period to the Chief Executive Officer of the Company; and (d) this Agreement shall not be effective until after the Revocation Period has expired (the “Effective Date”). In the event the Executive chooses to sign this Agreement in less than the 21-day consideration period identified above, the Executive hereby acknowledges that she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Moreover, should the Executive exercise her right to revoke this Agreement before expiration of the Revocation Period, the entire Agreement shall become null and void, and neither she, nor the Company, will have any rights or obligations under it. In the event that the Executive does not exercise her right to revoke this Agreement during the Revocation Period, this Agreement will become effective upon the expiration of the Revocation Period (the “Effective Date”).

8. EEOC/MCAD Charges. This release prohibits the Executive from filing a lawsuit concerning claims covered by this release but does not prohibit the Executive from lodging a complaint with or participating in a proceeding before the Equal Employment Opportunity Commission (the “EEOC”) or the Massachusetts Commission Against Discrimination (“MCAD”) in connection with any claim she believes she may have against the Released Parties. However, by executing this Agreement, the Executive hereby waives the right to recover damages or injunctive relief in any proceeding that the Executive may bring before the EEOC, MCAD or any state human rights commission or in any proceeding brought by the EEOC, MCAD or any state human rights commission on the Executive’s behalf.

9. Accelerated Vesting of Restricted Common Stock; Separate Waiver and Release of Claims. Subject to the other provisions of this Agreement, if the Executive complies with this Agreement, if the Executive is employed by the Company on the Retirement Date and resigns her employment on the Retirement Date, if the Executive executes and returns to the Company a general waiver and release of claims in the form attached hereto as Exhibit A (the “Release Agreement”) within 22 days after the Retirement Date, and if the Release Agreement becomes effective and irrevocable pursuant to its terms, the Company will cause all shares of restricted common stock granted pursuant to Award Agreements that have not previously vested to vest and become nonforfeitable (the “Restricted Stock Vesting”). The Executive acknowledges and understands that the Executive’s entitlement to the Restricted Stock Vesting is contingent upon her execution and delivery of a separate Release Agreement within 22 days after the Retirement Date that becomes effective pursuant to its terms. The Restricted Stock Vesting will occur upon the effective date of the separate Release Agreement. The provisions of this subsection shall constitute an amendment to any existing Award Agreement by and between the Company and the Executive as of the effective date of the Release Agreement.

10. Termination upon a Change of Control. If Executive’s employment is terminated by the Company or its successor other than for Cause (as defined below) prior to the Retirement Date following the execution of an agreement pursuant to which, or the completion of, a Change of Control (as defined in the Employment Agreement) would occur if completed, then the Company, or its successor, shall pay, and the Executive shall be entitled to receive, the following amounts and benefits:

(a) Payment of Unpaid Base Salary and Performance Bonus. The Company shall pay the Executive, in a single cash payment, any unpaid Base Salary and either (i) the 2016 Bonus, if any, that was earned for the fiscal year ended December 31, 2016 if the Executive’s termination of employment with the Company occurs after December 31, 2016 but before the 2016 Bonus has been paid, or (ii) the pro-rata 2016 Bonus that she would have been eligible to have received but for the termination of her employment if the Executive’s termination of employment with the Company occurs prior to December 31, 2016.

(b) Severance Payment. The Company shall pay the Executive an amount equal to one (1) times the average of the Executive’s (i) Base Salary plus (ii) the Performance Bonus (as defined in the Employment Agreement) earned during the three (3) fiscal years immediately preceding the year in which the termination of the Executive’s employment occurs. Fifty percent (50%) of this payment will be paid by the later of (A) 30 days after the date the Executive’s employment is terminated by the Company or its successor other than Cause or (B) five (5) Business Days after the effectiveness of the Release Agreement. The remaining fifty percent (50%) of this payment shall be paid on or before March 15 of the year following the year in which the Executive’s employment is terminated or, if sooner, in three (3) equal monthly installments beginning on the first business day of the month following the month of such termination.

(c) Immediate Vesting of Restricted Stock Grants. The Company shall take all appropriate action such that all shares subject to forfeiture under any Award Agreement shall become fully vested, and no longer subject to forfeiture in accordance with the terms of such Award Agreements. The provisions of this subsection shall constitute an amendment to any existing Award Agreement by and between the Company and the Executive as of the termination date of Executive’s employment with the Company.

(d) Maximization of Payment in the Event of a Change of Control. The Company shall make the payments and provide the benefits to be paid and provided under this Agreement in the event of termination of employment following a Change of Control; provided, however, that if all or any portion of the payments and benefits provided under this Agreement, either alone or together with other payments and benefits which the Executive receives or is then entitled to receive from the Company or otherwise, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (or a similar or successor provision), the Company shall reduce such payments hereunder and such other payments to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (or a similar or successor provision); but only if, by reason of such reduction, the net after-tax benefit to the Executive shall exceed the net after-tax benefit if such reduction were not made. The payments or benefits shall be reduced by first reducing payment or benefits that are not subject to Section 409A of the Code and thereafter, if necessary, reducing payments or benefits that are subject to Section 409A of the Code in the manner and order determined by the Company. The determination of whether the payments shall be reduced as provided in this subsection and the amount of such reduction shall be made at the Company’s expense by a public accounting firm retained by the Company at the time the calculation is to be performed, or one selected by the Company from among the four (4) largest public accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation to the Company and the Executive within 20 Business Days of the payment of the initial installment of the amounts paid pursuant to this Section 10. The Executive may review these calculations for a period of 20 days and may retain another accounting firm (at his own expense) for such review and submit objections during such 20-day review period.

(e) Continuation of Medical Benefits. In the event of a termination of Executive’s employment covered by this Section 10, the Company shall reimburse the Executive for the amount of premiums paid by the Executive to continue coverage for the Executive and her eligible dependents under the Company’s health plan during the period that the Executive and her eligible dependents are eligible to participate in the Company’s health plan under the terms of the plan and the insurance policy that insures the plan’s benefits, not to exceed 12 months after termination. If the Executive and her eligible dependents are unable to continue participation in the Company’s health plan for at least 12 months after a termination covered by this Section 10, the Company shall reimburse the Executive for the amount of premiums paid by the Executive to continue coverage for the Executive and her eligible dependents under COBRA or any similar state law for the period that such continuation coverage is required.

(f) General Release. The obligations of the Company to make any payments to Executive required under this Section 10 (except for the salary payment in Section 10(a)(i)) will be conditioned on the execution and delivery by the Company and the Executive of, and the effectiveness of, the Release Agreement.

11. Termination by the Company without Cause. If Executive is terminated without Cause during the Transition Period in a situation other than as set forth in Section 10, the Executive will be entitled to receive all of the unpaid consideration and benefits pursuant to Sections 3 and 9 upon the execution and delivery by the Company and the Executive of, and the effectiveness of, the Release Agreement. For the avoidance of doubt, the Executive will be entitled to the full amount of the 2016 Bonus that was, or would have been, earned but for Executive’s termination, with such 2016 Bonus payable in a single cash payment within five business days of the date of on which the 2016 Bonus is approved by the Company’s Compensation Committee of the Board of Directors (the “Board”) and the Board, less withholdings for applicable taxes.

12. Termination by the Company for Cause.

(a) The Company, by action of the Board, may at any time during the Transition Period terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” means (i) acts or omissions constituting gross or willful misconduct on the part of the Executive in connection with the performance of her duties to the Company, (ii) a material breach by the Executive of the terms of this Agreement, (iii) the failure of the Executive to adhere to the lawful directions of the Chief Executive Officer or the Board that are reasonably consistent with the Executive’s duties, or (iv) the Executive’s conviction or plea of guilty or nolo contendre for fraud, misappropriation or embezzlement in connection with the assets of the Company, or to a felony. In the event that the Company believes that the Executive has taken such an action, or omitted to take such an action that constitutes Cause as defined by clause (i), (ii), or (iii) above, it shall be a condition precedent to the Company’s right to terminate the Executive’s employment for Cause that (1) the Company shall first have given the Executive written notice (the “Cause Notice”) stating with specificity the Company’s belief that the Agreement can be terminated for Cause (the “asserted breach”) at least 30 days before a meeting (the “Determination Meeting”) of the Board called to make such determination (the “Cause Determination”), (2) at or prior to the Determination Meeting, the Executive and her counsel shall be given the opportunity to answer the Company’s reasons for termination for Cause and the existence of the asserted breach, at a hearing and/or in writing (the “Opportunity to be Heard”); provided, any such written response shall be delivered to the Chairman and the Lead Independent Director of the Board, at least five (5) business days prior to the Determination Meeting, and (3) before the Determination Meeting, if such asserted breach is capable of cure or remedy, a period of 30 days from and after the giving of the Cause Notice shall have elapsed without the Executive having effectively cured or remedied such asserted breach to the reasonable satisfaction of the Board during such 30-day period (unless such asserted breach is of the type that cannot be cured or remedied within 30-days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional 15 days), provided the Executive has made and continues to make a diligent effort to effect such remedy or cure).

(b) Upon the Company’s delivery of a Cause Notice to the Executive, the Company’s obligations to pay the 2016 Bonus, or to permit the vesting of any outstanding shares of restricted common stock under this Agreement shall cease until the Cause Determination is made.

(c) If the Cause Notice is delivered on or after January 30, 2017, then the Executive and the Company agree that the Opportunity to be Heard, the Determination Meeting, and the Cause Determination shall be completed and made on or before March 17, 2017.

(d) In the event that the Executive’s employment is not terminated for Cause upon the Cause Determination, then the Executive shall retain all rights under this Agreement and any compensation payable under this Agreement that she has not received prior to the date of termination, including the 2016 Bonus and the vesting of her shares of restricted common stock, and the Company’s obligations to pay the 2016 Bonus, or to permit the vesting of any outstanding shares of restricted common stock under this Agreement shall be reinstated.

(e) The Executive acknowledges and agrees that in the event she is terminated for Cause, she will forfeit all rights under this Agreement and any compensation payable under this Agreement that she has not received prior to the date of termination, including the 2016 Bonus and the vesting of her shares of restricted common stock.

(f) For the avoidance of doubt, in the event that Cause as defined in Section 12(a)(iv) above has occurred, the Company may immediately upon such occurrence terminate the Executive’s employment hereunder, and the Executive acknowledges and agrees upon such termination she forfeits all rights under this Agreement and any compensation or benefits payable under this Agreement that she has not received prior to the date of termination, including the 2016 Bonus and the vesting of her shares of restricted common stock.

13. Termination of Employment due to Death. If the Executive dies during the Transition Period, her employment shall immediately terminate. The Company’s obligation to pay the Executive’s Base Salary shall cease as of the date of Executive’s death, except that (a) any earned but unpaid Base Salary, (b) the 2016 Bonus (either the full amount if her death occurs after December 31, 2016 or the pro-rated amount if her death occurs before such date) shall be paid to the Executive’s estate as soon as practicable after her death, and (c) any outstanding shares of restricted common stock shall vest in accordance with the terms of the applicable Award Agreements.

14. Termination of Employment due to Disability. If, as a result of the Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full-time performance of her duties with the Company for six (6) consecutive months, and, within 30 days after written notice is provided to her by the Company, the Executive shall not have returned to the full-time performance of her duties, the Executive’s employment under this Agreement may be terminated by the Company due to the Executive’s Disability. With respect to the period beginning when the Executive is first absent from the full-time performance of her duties with the Company due to Disability and ending upon the later of (a) the date she is terminated from employment in accordance with the foregoing sentence, or (b) the date she begins receiving long-term disability payments under the Company’s long term disability plan (“Salary Continuation Period”), the Company shall continue to pay the Executive her Base Salary at the rate in effect at the commencement of such period of Disability; provided, however, that in no event shall Executive receive her Base Salary beyond the Retirement Date. Upon a termination of the Executive’s employment by reason of Disability, the Company shall pay to the Executive (i) the 2016 Bonus (either the full amount if her termination by reason of Disability occurs after December 31, 2016 or the pro-rated amount if such termination occurs before such date) with such 2016 Bonus paid to the Executive at the same time and in the same manner as the 2016 Bonus would have been paid had the Executive not been terminated by reason of Disability, (ii) any outstanding shares of restricted common stock shall vest in accordance with the terms of the applicable Award Agreements, and (iii) the Company shall reimburse the Executive for the amount of premiums paid by the Executive to continue coverage for the Executive and her eligible dependents under the Company’s health plan during the period that the Executive and her eligible dependents are eligible to participate in the Company’s health plan under the terms of the plan and the insurance policy that insures the plan’s benefits, not to exceed the Retirement Date. If the Executive and her eligible dependents are unable to continue participation in the Company’s health plan until the Retirement Date, the Company shall reimburse the Executive for the amount of premiums paid by the Executive to continue coverage for the Executive and her eligible dependents under COBRA or any similar State law for the period from the date of termination by reason of Disability up to and including the Retirement Date. The obligations of the Company to make any payments to Executive required under this Section 14 (except for the Base Salary payments) shall be conditioned on the execution and delivery by the Company and the Executive of, and the effectiveness of, the Release Agreement.

15. Non-Solicitation. The Executive agrees that during her employment with the Company and for a period of one (1) year following the termination of her employment for any reason, she shall not, without the Company’s prior written consent, directly or indirectly, solicit or encourage to leave the employment or other service of the Company, or its subsidiaries, any current employee or independent contractor thereof. Moreover, for the same time period, the Executive shall not, whether for her own account or the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s relationships with any other person or entity who is a shareholder, director, officer, or investor of the Company.

16. Nondisparagement. The Executive agrees that she will not say, publish or do anything that casts the Company, its subsidiaries or the Released Parties in an unfavorable light, or disparage or injure the goodwill, business reputation or relationship of the Company, its subsidiaries or the Released Parties with existing or potential creditors, counterparties, bankers, analysts, investors, employees or the financial community in general, or the goodwill or business reputation of the Released Parties.

17. Agreement Not-to-Compete. The Executive agrees that during her employment with the Company and for a period of two (2) years following the termination of her employment for any reason, the Executive shall not have a financial interest in, direct business to, cause business to be done on behalf of, or serve as a principal, stockholder, member, partner, director, officer, agent, employee, contractor, or consultant for any business primarily engaged in acquiring and holding Agency-RMBS (as defined in the Company’s filings with the Securities and Exchange Commission) or similar financial assets (“Prohibited Business”), unless the Company provides prior written consent. Notwithstanding the foregoing, this provision (a) will not apply to the Executive’s service as a director for Reverse Mortgage Investment Trust Inc. and (b) shall only prohibit the Executive from performing services in a consulting, executive, sales or technical capacity for, or serving as a principal, stockholder, member, partner, director or officer of, a Prohibited Business. Notwithstanding anything in this section to the contrary, nothing in this provision shall prevent the Executive’s purchase or ownership of not more than 3% of the securities of any class of any public corporation, whether or not such corporation is engaged in a Prohibited Business. It is further expressly agreed that the Company will or would suffer irreparable injury in violation of this Section 15 and that the Company would by reason of such competition be entitled to seek injunctive relief in a court of appropriate jurisdiction, and the Executive further consents and stipulates to the entry of such injunctive relief, without posting of a bond, in such a court prohibiting the Executive from competing with the Company or any subsidiary or affiliate of the Company, in the Business set forth above, in violation of this Agreement.

18. Access to Confidential Information and Non-Disclosure Agreement. The Executive will be provided with and will have access to certain Confidential Information (as defined in the Employment Agreement) during her employment with the Company. The Executive further agrees that Executive will not, except as the Company may otherwise consent or direct in writing or as may otherwise be required by law or legal process, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company. This Section shall continue in full force and effect after the Retirement Date or the termination of the Executive’s employment for any reason. The Executive’s obligations under this Section 16 of this Agreement with respect to any specific Confidential Information shall cease when that specific portion of the Confidential Information becomes publicly known, other than as a result of disclosure by the Executive or any representatives of the Executive in violation of this Agreement, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information includes matters that the Executive conceives or develops, as well as matters the Executive learns from other employees of the Company during the term of her employment. The Executive agrees that she will immediately notify the Company if he receives a subpoena, order from a court or administrative agency or other legal process that seeks to require disclosure of Confidential Information. The nondisclosure obligation set forth in this Section 16 is in addition to any fiduciary duties of the Executive to maintain the confidentiality of the Confidential Information and, to the extent not otherwise provided herein, the trade secrets of the Company.

19. Work Product. The Executive acknowledges that all ideas, discoveries, programs, systems, methods, techniques, formulas, concepts, works of authorship, interfaces, protocols, databases, creations, artwork, articles, programming, processes, designs, inventions or improvements thereof, whether or not capable of being protected by patent, copyright, trade secret or other intellectual property right (the “Work Product”), conceived by the Executive while employed by, serving as an officer of, or consulting with the Company, or any Affiliate, whether formally or informally, compensated or uncompensated, or whether during regular working hours, or while the Executive is an officer or director of the Company, provided such Work Product is related in some manner to the business (present and/or contemplated) of the Company, or any Affiliate, shall be owned and belong exclusively to the Company, or any Affiliate, as the case may be, and that the Executive shall have no personal interest in or right to use the Work Product. The Executive shall, unless the Executive otherwise agrees in writing, and without additional compensation: (a) promptly disclose to the Company all Work Product, and business opportunities related to the present and/or contemplated business of the Company, or any Affiliate (“Business Opportunities”); (b) assign to the Company, and comply with all reasonable instructions of the Company regarding assigning, upon request, the entire rights to all Work Product and Business Opportunities; (c) give an affidavit and live testimony (as may be necessary or desirable in the sole and absolute discretion of the Company) in support of his inventorship or creation in any appropriate case; and (d) execute such other documents and take such other action as may be required to protect the rights of the Company in any such Work Product and Business Opportunities, including without limitation, such patent, trademark and copyright applications, as may be necessary or desirable in the sole and absolute discretion of the Company to obtain, maintain, protect or vest in the Company the entire right, title and interest in and to the Work Product and Business Opportunities. The Executive agrees that all Work Product, all derivatives thereof, and the Executive’s contributions thereto shall be considered “works made for hire” as contemplated in the U.S. Copyright Act, and shall automatically be owned by the Company. If any portion of the Work Product is not ruled to be a “work made for hire,” the Executive hereby assigns and transfers to the Company, or its successors and assigns, absolutely and forever all right, title and interest in and to such Work Product, including, without limitation, the right to use same in any and all versions of the Work Product and in any other works in any media published or licensed by the Company and the right to recover for past or future infringements thereof. This provision shall not apply to Work Product for which no equipment, supplies, facility or Confidential Information was used and which was developed entirely on the Executive’s own time, and (a) which does not relate to the business of the Company, or (b) which does not result from any work performed by Executive for the Company.

20. Conflicts of Interest. The Executive agrees that prior to the Retirement Date or an earlier termination of employment, the Executive will not, without the Company’s prior written consent, engage, either directly or indirectly, in any activity which might reasonably be expected to adversely affect the Company (a “Conflict of Interest”) including, but not limited to, (a) ownership of a material interest in any entity with which the Company does business; or (b) being engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with the Executive’s duties and responsibilities as an employee of the Company, or as an officer of the Company. The foregoing limitations shall not be construed as prohibiting the Executive from making personal investments in such form or manner as will neither require the Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of this Agreement. The Executive also agrees that she will not accept any payment, service, loan, gift, trip, entertainment or other favor valued in excess of One Hundred Dollars ($100.00) from an entity with which the Company does business and that the Executive will promptly inform an officer of the Company as to each offer received by the Executive to engage in any such activity. The Executive further agrees to disclose to the Company any other facts of which the Executive becomes aware which might reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

21. Covenant to Cooperate in Legal Proceedings. The Executive agrees to reasonably cooperate in good faith with and provide reasonable assistance to the Company, upon its reasonable request, with respect to the defense or prosecution of any litigation, investigation or other legal proceeding involving the Company.

22. Indemnification; Directors and Officers Insurance. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted by Section 2-418 of the Maryland General Corporations Law or its successor statute. From the date hereof, and for six (6) years following the Resignation Date, the Company (or any successor thereto) shall provide the Executive with comprehensive coverage under the Company’s officers and directors insurance policy (or policies) on substantially the same terms and levels that it provides to its senior executive officers, at the Company’s sole cost.

23. Property Return. The Executive hereby represents and agrees that all files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company or its affiliates, whether prepared by the Executive or otherwise coming into her possession in the course of her employment with the Company, are the exclusive property of the Company, and will be returned to the Company and not retained by the Executive (including, without limitations, any copies thereof) upon the termination of her employment for any reason or upon the request of the Company, whichever occurs first. If after either of these dates Executive discovers that any such property remains in her possession, she will promptly return it upon discovery.

24. No Admission. The Executive agrees that this Agreement shall not be construed as an admission by the Company or any of the Released Parties of a violation of any federal, state, or local statute, regulation, judicial doctrine, or any other law, or a violation of any right, or breach of any duty, obligation, or contract of Executive or any other person.

25. No Representations. Each Party represents that it has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party which are not specifically set forth in this Agreement.

26. Severability. The Parties understand and agree that every Section, and each subpart, sub-section or provision therein, of this Agreement is separable, severable and divisible from the rest of this Agreement. If any Section, subpart, sub-section or provision herein is ruled invalid, illegal, unenforceable or void by any arbitrator, regulatory agency or court of competent jurisdiction, the Parties understand and agree that the remainder of this Agreement shall continue to be enforceable to the fullest extent permitted by law.

27. No Waiver. The Parties acknowledge and agree that the failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by any party of any of the provisions hereto shall in no way be construed as a waiver of such provision or affect the validity of this Agreement or any part thereof, or the right of each party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

28. Assignability. This Agreement is not assignable by the Executive but is assignable by the Company. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Company agrees to cause its successors and assigns to assume the Company’s liabilities and obligations set forth in this Agreement.

29. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without giving effect to any choice of law or conflict of law provisions or rules that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

30. Entire Agreement. Other than the Employment Agreement, this Agreement constitutes the entire agreement between the parties regarding the termination of the Executive’s employment with the Company. It fully supersedes any and all prior oral or written representations, communications or agreements between the parties pertaining to its subject matter. The Parties acknowledge that no written or oral representations inconsistent with or additional to the terms and conditions of this Agreement have been made or reached. Except as provided herein, the parties further agree that no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing, specifically referring to this Agreement, and signed by the Executive and the Company.

31. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

32. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties, with the full intent of releasing all claims. Each of the Parties acknowledges and agrees that (a) the Party has read this Agreement; (b) the Party has obtained legal counsel in the preparation, negotiation, and execution of this Agreement by legal counsel of such Party’s own choice or that such Party has voluntarily declined to seek such counsel; (c) the Party understands the terms and consequences of this Agreement and of the releases it contains; and (d) the Party is fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written below.

CYS INVESTMENTS, INC.

By:	/s/ Kevin E. Grant
Kevin E. Grant, Chief Executive Officer

Date:	February 10, 2016

/s/ Frances R. Spark
Frances R. Spark

Date:	February 10, 2016

Signature page to Executive Retirement Agreement by and between

CYS Investments, Inc. and Frances R. Spark

EXHIBIT A

GENERAL WAIVER AND RELEASE OF CLAIMS

This General Waiver and Release of Claims (this “Agreement”) is given by Frances R. Spark, an individual (the “Employee”), and dated as of February 28, 2017. All terms capitalized herein and not otherwise defined shall have the meanings ascribed to them in the Retirement Agreement (as defined below).

WHEREAS, the Employee and CYS Investments, Inc. (the “Company”) are parties to that certain Executive Retirement Agreement, effective as of February 18, 2016 (the “Retirement Agreement”); and

WHEREAS, the Employee’s employment with the Company ended effective February 28, 2017 (the “Retirement Date”); and

WHEREAS, the Retirement Agreement provides for the Company to cause the Restricted Stock Vesting described in Section 9 of the Retirement Agreement in exchange for Employee’s execution, and non-revocation, of this Agreement; and

WHEREAS, the Restricted Stock Vesting described in Section 9 of the Retirement Agreement constitutes additional compensation that Employee is not entitled to receive unless Employee executes and does not revoke this Agreement.

NOW THEREFORE, in consideration of the Company causing the Restricted Stock Vesting in accordance with, and subject to the terms of, the Retirement Agreement, and the other good and valuable consideration provided by the Company in the Retirement Agreement, the sufficiency of which is agreed and acknowledged by the Employee, the Employee agrees as follows:

1. The Employee’s Covenants and Acknowledgements. In exchange for the Company causing the Restricted Stock Vesting, the Employee covenants and agrees as follows:

a. Release and Waiver by the Employee. The Employee, for herself, her agents, personal representatives, heirs and assigns, hereby unconditionally releases and forever discharges the Company and any and all of its affiliated entities and subsidiaries, as well as their respective current and former officers, directors, partners, owners, employees, agents, representatives, financial advisors, predecessors and successors, whether in their individual or representative capacities (collectively “Released Parties”), from any and all liability of every kind and nature whatsoever that Employee or anyone on her behalf or for her benefit has or might claim to have against the Released Parties for any and all injuries, harm, damages (actual and punitive), penalties, costs, losses, expenses, attorneys’ fees, and liabilities or other detriment, if any, whatsoever and whenever incurred or suffered by Employee arising out of, relating to, or in connection with any transaction or occurrence which transpired on or before the date Employee executes this Agreement, including but not limited to claims related to the Employee’s employment with the Company and the retirement of that employment. This release includes a knowing and voluntary waiver of rights under the Age Discrimination in Employment Act, as amended (“ADEA”), and rights and claims under the Employment Agreement, including the termination of the Employment Agreement. The Employee acknowledges and represents to the Company that neither she, nor any counsel representing the Employee has filed any charges, complaints, actions, or lawsuits, or commenced any proceedings against the Company or its affiliates, in any court or before any governmental agency. Notwithstanding anything herein to the contrary, this Agreement shall not impact or release any rights that the Employee may have, under the bylaws of the Company, indemnification agreements, applicable insurance policies of the Company, including but not limited to the Company’s existing director and officer liability insurance policy, and/or under applicable law, to indemnification with respect to liabilities, costs, losses and claims arising from or related to the Employee’s service as an officer, director or employee of the Company, any parent, subsidiary or affiliate of the Company, or any of the Released Parties or any rights Executive has under the terms of any Company employee benefit plans (as defined in Section 3(3) of Employee Income Security Act of 1974, as amended). However, by signing this Agreement, the Employee represents and warrants that she has no such indemnification claim.

b. Acknowledgment of Waiver of Claims under ADEA. The Employee understands and acknowledges that she is waiving and releasing any rights she may have under the ADEA, and that this waiver and release is knowing and voluntary. The Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date she signs this Agreement. The Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which the Employee was already entitled. The Employee further understands and acknowledges that she has been advised by this writing that: (i) she should consult with an attorney prior to executing this Agreement; (ii) she has twenty-one (21) days within which to consider this Agreement; (iii) she has seven (7) days following her execution of this Agreement to revoke this Agreement (the “Revocation Period”) by delivering written notification during the Revocation Period to the Designated Officers; and (iv) this Agreement shall not be effective until after the Revocation Period has expired (the “Effective Date”). In the event the Employee chooses to sign this Agreement in less than the 21-day consideration period identified above, the Employee hereby acknowledges that she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Moreover, should the Employee exercise her right to revoke this Agreement before expiration of the Revocation Period, the entire Agreement shall become null and void; neither she, nor the Company, will have any rights or obligations under it; and the Company will not have any obligations to cause the Restricted Stock Vesting under the Retirement Agreement.

c. Covenant Not to Sue and Indemnification. The Employee hereby specifically covenants and agrees that the Employee will not initiate, or cause to be initiated, any action or cause of action against the Company or any of the other Released Parties in the future asserting any claim covered by this Agreement. The Employee further agrees to indemnify the Company and all other Released Parties for any of the Company’s or other Released Parties’ legal fees, costs, and expenses associated therewith, on account of the Employee bringing or allowing to be brought on the Employee’s behalf any legal action based directly or indirectly upon the claims covered by this Agreement. In addition, the Employee agrees not to voluntarily aid, assist or cooperate with any claimant or plaintiff or their attorneys or agents in any claim or lawsuit commenced against the Released Parties.

d. EEOC/MCAD Charges. This General Waiver and Release of Claims prohibits the Employee from filing a lawsuit concerning claims covered by this Agreement, but does not prohibit the Employee from lodging a complaint with or participating in a proceeding before the Equal Employment Opportunity Commission (the “EEOC”) or the Massachusetts Commission Against Discrimination (the “MCAD”) in connection with any claim she believes she may have against the Released Parties. However, by executing this Agreement, the Employee hereby waives the right to recover damages or injunctive relief in any proceeding that the Employee may bring before the EEOC, MCAD, or any state human rights commission or in any proceeding brought by the EEOC, MCAD, or any state human rights commission on the Employee’s behalf.

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e. Acknowledgement. The Employee acknowledges and agrees that the Restricted Stock Vesting constitutes fair and adequate consideration for the execution of this Agreement.

2. No Admission. The Employee agrees that this Agreement shall not be construed as an admission by the Company or any of the Released Parties of a violation of any federal, state, or local statute, regulation, judicial doctrine, or any other law, or a violation of any right, or breach of any duty, obligation, or contract of the Employee or any other person.

3. Severability. Should any provision of this Agreement other than Section 1 hereto be found unenforceable, the remainder of this Agreement, in its modified form, shall nonetheless be fully enforceable.

4. Binding Effect. This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof shall be binding upon, and shall inure to the benefit of, the Employee and the Company and their respective heirs, executors, administrators, representatives, officers, directors, shareholders, predecessors, successors, parents, subsidiaries, affiliated entities, spouses, agents, attorneys, servants, employees, principals, partners, whether limited or general, and assigns, if any.

5. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without giving effect to any choice of law or conflict of law provisions or rules that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

6. Voluntary Execution of this Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties, with the full intent of releasing all claims. Each of Parties acknowledges and agrees that (a) the Party has read this Agreement; (b) the Party has obtained legal counsel in the preparation, negotiation, and execution of this Agreement by legal counsel of such Party’s own choice or that such Party has voluntarily declined to seek such counsel; (c) the Party understands the terms and consequences of this Agreement and of the releases it contains; and (d) the Party is fully aware of the legal and binding effect of this Agreement.

7. Effect on Retirement Agreement. Nothing in this Agreement supersedes or amends the terms of the Retirement Agreement. The Retirement Agreement shall continue in full force and effect according to its terms.

8. Acceptance. To accept, the Employee must sign the Agreement on or after the Retirement Date.

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IN WITNESS WHEREOF, the Employee and the Company have executed this General Waiver and Release of Claims as of the date first written below.

CYS INVESTMENTS, INC.

By:
Kevin E. Grant, Chief Executive Officer

Date:	February 28, 2017

Frances R. Spark

Date:	February 28, 2017

Signature page to General Waiver and Release of Claims by and between

CYS Investments, Inc. and Frances R. Spark